Exhibit 99.2

ProQuest Company

First Quarter 2004 Earnings Conference Call

April 20, 2004

Operator

Good afternoon. My name is Ramona and I will be your conference facilitator. At this time I would like to welcome everyone to the ProQuest quarters earnings conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number one on your telephone key pad. If you like to withdraw your question, press star then the number 2 on your telephone key pad. Thank you, Mr. Trinske. You may begin your conference.

Mark Trinske - ProQuest Company - Vice President, Investor Relations

Thank you, operator. Good afternoon, everyone. Welcome to ProQuest Company’s first quarter 2004 conference call. This is Mark Trinske, Vice-President of Investor Relations. Before we begin our discussion of the first quarter, I would like to make a few brief announcements. ProQuest has begun planning its second annual investor day. Last year’s event here in Ann Arbor was a success and we received great feedback from the investors who attended. This year the meeting will be held at the New York Stock Exchange on Thursday November 18. The day will include presentations by ProQuest’s executive and senior management and an extended question and answer period. Please plan on attending. We believe it will be a very informative day. If you have any questions or you would like further information, please feel free to call me.

ProQuest Company’s annual meeting has been scheduled for Wednesday, May 26, at the company headquarters in Ann Arbor, Michigan. I’d also like to note that our 2004 proxy statement was mailed to shareholders yesterday. In the proxy, you will find a discussion of various matters which are subject to shareholder approval at this meeting including the long term incentive plan proposed by the Board of Directors. Our 2003 annual report was also mailed yesterday. This year we’ve included a complete Form 10-K in the report. We hope the annual report combined with the complete 10-K is more convenient. Electronic copies of the annual report will soon be available to download in PDF form from our website. Additional printed copies are available by completing the form at the request information link on our company website or by contacting me directly.

Lastly, today’s earnings release follows a new format intended to provide more information on our performance. The new format includes more detail in the attached financial schedules and less duplication of content in the narrative of the release. We believe this new format provides you with more information and we hope it’s helpful in understanding ProQuest. The first quarter news release and the associated financial statements have been posted on our corporate website, ProQuestCompany.com. Today’s call is also being broadcast on the internet and can be accessed on our website. Today, we will be making statements that are forward looking in nature as defined by the Private Securities Litigation Reform Act of 1995. There are risks associated with these statements that could cause our performance to differ materially from the statements made today. You can find a discussion of risks and business trends in company documents on file with the Securities and Exchange Commission.

Our financial results are presented in accordance with generally accepted accounting principles or GAAP. We do include non-GAAP figures in our news releases and other communication since they provide useful information to investors regarding financial and business trends. Reconciliations of these figures to GAAP amounts are included in our press releases, in our filings with the SEC and on our corporate website. On our call today, Kevin Gregory, our Senior Vice President and Chief Financial Officer, will discuss our financial results and outlook. Our President and Chief Executive Officer, Alan Aldworth, will then review the highlights of our business operations for the first quarter. Then we will open up the call for your questions. Now, I would like to turn the call over to Kevin Gregory.

Kevin Gregory - ProQuest Company - CFO, Sr. V.P. Assistant Sec.

Thanks, Mark. Welcome everyone. Results for the first quarter of 2004 were as expected. We did have certain items that impacted first quarter revenue growth. For example, when we acquired Bigchalk, we knew there were certain classroom and home products that were unprofitable and we were going to discontinue. As a result of discontinuing these products during 2003, we had an approximately $1.5 million grow over issue for the first quarter of 2004. We also experienced certain other timing issues associated with earnings and cash flow. I will discuss these items in more detail shortly.

First, let’s take a look at the quarter’s revenue. ProQuest’s first quarter revenue was up 4% over the first quarter of 2003 to $116.2 million. At Information and Learning, 2004 first quarter revenue was up 4% to $68.5 million. Information and Learning’s increase in revenue was driven primarily by increasing revenues from our published products. Published products grew by 37% compared to the first quarter of 2003 to $25.4 million. Published products include: Digital Vault products, SIRS products and our specialty products such as ABI/INFORM.

For the first quarter Digital Vault products generated revenue of $6.2 million. This is an 86% increase over the first quarter of 2003. Our premier Digital Vault product, Historical Newspapers grew by 111% in the first quarter. SIRS products contributed $3.4 million to the published products revenue in the first quarter. And specialty products such as ABI/INFORM and Chadwyck-Healey humanities products grew 3% compared to the first quarter of 2003 to $15.8 million. General reference products revenue was up — I’m sorry, it was $16.4 million. A 12% decline compared to the first quarter of 2003.

General reference products include our higher ed reference products, our K-12 reference products and our content resale business. Higher ed reference product revenue was $11 million, flat compared to the first quarter of 2003. This continues to be a very competitive market where pricing power is very limited. Revenue from K-12 reference products was $2.4 million. A decline of $1.4 million compared to the first quarter of 2003. Approximately $800,000 of this decline relates to acquired Bigchalk products mentioned earlier that were discontinued in 2003. In addition, tight budgets combined with competitive pricing pressure in the K-12 library market had an adverse impact on revenue in the first quarter. With continued tight K-12 library budgets, generating revenue growth in our K-12 reference products will be a challenge throughout 2004.

Reseller revenue was $3 million, a decline of $600,000 compared to the first quarter of 2003. Approximately $300,000 of this decline is related to a reseller relationship acquired with Bigchalk that was terminated in 2003.

Traditional product sales which include microfilm and paper products were $24.1 million. Down 1.7 compared to the first quarter of 2003. As expected, sales of our traditional products were slow at the start of the year, microfilm back files and special collections in particular.

Within the classroom products category course pack revenue grew 15% in the quarter. This was driven by electronic course pack revenue which more than doubled in the quarter. This growth in course pack revenue was offset by acquired Bigchalk products mentioned earlier that were discontinued in 2003. Overall, revenue from classroom products declined by 7% compared to the first quarter of 2003 to $2.6 million.

Now, on to Business Solutions. Business Solutions revenues were up 4% to $47.7 million. Business Solutions automotive group includes revenue from parts and service products and performance management products. For the first quarter, revenue from the automotive group was $40 million, a 3% increase compared to the first quarter of 2003. Automotive group revenue includes revenue of $9.4 million from performance management products, an increase of 18%, and revenue of $30.6 million for parts and service products, a slight year-over-year decline.

With the regard to the slight year-over-year decline, we continued to experience our normal pricing increases in the first quarter. However, these were offset by declines in sales of hardware of approximately $500,000 and timing related declines related to trading and installation revenue which we expect to make up later in the year. The revenue growth for power equipment products was strong in the first quarter. Power equipment includes products for the motorcycle, marine, RV, lawn and garden and heavy equipment markets. Sales of power equipment, electronic products grew by 23% in the first quarter to $7.4 million .

Now, let’s talk about our first quarter earnings. Net earnings for ProQuest Company grew $300,000 over the first quarter of 2003, to $11.5 million. This growth was driven by increases in both revenue and gross profit margins. With regard to gross profit margins, we experienced an increase in depreciation and amortization in the first quarter of approximately $1 million. This additional depreciation and amortization had an adverse impact on our gross margin of approximately 90 basis points. This adverse impact was more than offset by increased profitability from our electronic products. As a result, ProQuest’s gross profit margin was 50.4% for the first quarter, up 50 basis points over the prior year’s first quarter.

EBIT margins declined 100 basis points in the first quarter. This decline was driven by increases in SG&A and corporate expense. The increase in SG&A and corporate expense resulted from additional investments in direct sales, compliance costs associated with new corporate governance regulations and severance. Net earnings margins were consistent with the prior year as reductions in interest expense and taxes offset the decline in EBIT margins.

Let’s talk about first quarter cash flow. ProQuest’s cash flow follows a seasonal pattern. We use cash in the first half of the year and generate significant free cash flow in the second half. During the quarter, ProQuest Company had a use of free cash of $21.3 million, a year-over-year decrease of $13.8 million.

Free cash flow for the first quarter was as anticipated and we remain on track to meet our free cash flow guidance for the year. The decrease in free cash flow year-over-year is primarily due to the timing of the year — I’m sorry, the quarter end of our first quarter. Based on our fiscal year, the end dates of our quarters fluctuate slightly from year to year. This year our first quarter ended on April 3rd. Last year our first quarter ended on March 29th, a difference of five days. As a result of this timing, payments of approximately $14 million for prepaid royalties, accounts payable, interest, and payroll made at the beginning of April were included in the first quarter this year versus the second quarter last year.

Also, as expected, spending for capex, product masters and software continues to decline in both aggregate dollars and as a percentage of revenue. Capex and software spending was $20.7 million in the first quarter, an improvement of 6% versus the prior year’s first quarter. And as a percentage of revenue, spending for capex, product masters and software was 18% for the first quarter compared to 20% for the first quarter of 2003, an improvement of 200 basis points.

Now, let’s talk about the outlook for the year. Today, I would like to reiterate ProQuest Company’s guidance for 2004. 2004 revenue growth should be in the range of 5 to 7%. Our expenses may fluctuate from quarter to quarter, but for the full year I expect gross profit margins of approximately 51%. R&D expenses should be approximately 4% of sales. Excluding corporate expenses, SG&A should be approximately 23% of sales. And corporate expense should be approximately 3 to 4% of sales. These are the assumptions behind our EPS growth guidance of 10 to 13%, and a cash conversion rate of 75 to 90%. Based on the first quarter’s results, I believe that we are on track to reach our guidance for 2004. Now, Alan will take you through the operational highlights of the first quarter.

Alan Aldworth - ProQuest Company - Pres. CEO, Director

Thanks, Kevin. Overall, I’m pleased with the first quarter. Operationally we achieved important objectives. While our year-over-year comparisons were impacted by the one-time and seasonal items that Kevin referred to, I’m confident that the fundamentals are solid and for 2004 the business is growing as expected. The library market is still weak in some areas like K-12, but we are seeing signs of recovery in other areas such as higher ed and international. During the quarter we introduced new products and renewed important license agreements like Dow Jones that position us for successfully achieving our goals this year. And importantly, our published products are doing very well.

For example Historical Newspapers continued to grow extremely well. Its sales more than doubled over the first quarter of last year. And we added 147 new library subscribers in the first quarter. In addition, in the first quarter, we introduced a K-12 version of Historical Newspapers. It features an interface that helps K-12 students find and access historical articles. This interface was very enthusiastically received by librarians at the Public Library Association conference in late February this year. Yesterday, our proxy statement was filed. In it is a summary of a Long Term Intensive Plan proposed by our Board of Directors. I would like to take a moment to describe our philosophy of executive compensation.

We measure executive performance based on the creation of long-term shareholder value and believe that executives should share in that value appreciation through their long term incentive compensation. This is the basis of a long term incentive plan proposed by the board by the company’s top six executives. The options in the plan are intended to serve as a long term incentive consistent with the board’s desire to deliver sustainable shareholder value and consistent excellent returns. As ProQuest market value increases above a certain level, the percentage of value created earned also increases. The proposed grant was based on the estimated number of options that would be granted over the next five years to this group of executives. The options vest after 7 years with the potential for accelerated vesting based on certain stock price thresholds.

We believe in below market or less long-term compensation for a mediocre stock performance and above average long-term compensation for above average stock performance. This long term incentive plan reflects that. The board, executive management, and I believe this option grant aligns executive compensation with long-term shareholder interest and will commit this relatively new executive team to deliver excellent long-term shareholder value. In order for this option grant to become effective, the company must receive shareholder approval at the annual meeting of shareholders in May to increase the number of shares available under the ProQuest strategic performance plan.

This plan is a powerful retention tool. It facilitates executive stock ownership and it strongly aligns executive management with the shareholders. So to summarize our quarter, I believe that we were off to a solid start for the year and that we are positioned for achievement of our full year financial goals for 2004.

Operator, we would now like to open the call up for questions.

Operator

At this time I would like to remind everyone if you would like to ask a question, simply press star then the number 1 on your telephone key pad now. We’ll pause for just a moment to compile the Q & A roster. Your first question is from Brandon Dobell of Credit Suisse First Boston.

Brandon Dobell - Credit Suisse First Boston - Analyst

Good afternoon, guys.

Alan Aldworth - ProQuest Company - Pres. CEO, Director

Good afternoon.

Brandon Dobell - Credit Suisse First Boston - Analyst

Couple of questions. In Business Solutions, I think in the fourth quarter call you talked about a couple of wins, I believe a Mercedes and a GM Europe, if I’m not mistaken. I was wondering if you have an update on how those things are going in terms of rolling out the technology and getting different products out the door? And then second — I wonder if you could comment a little bit about on the Dow Jones renewal, if you want to use that terminology, what kind of terms were out there, the timing, costs, access, if anything changed or if you got more access to their products and then I will have one more follow-up. Thanks.

Alan Aldworth - ProQuest Company - Pres. CEO, Director

First on Dow Jones, it’s a long term agreement, our relationship is very good we don’t talk about the specifics of the number of years because they do vary from agreement to agreement. The nature of the renewal is similar to the terms that we were operating under previously. It’s somewhat better than the previous agreement in terms of the scope of the agreement. But in general, it is similar to the agreement that we had in place with Dow Jones. On the new and renewal for Business Solutions — and I’m sorry, I should mention, Brandon, that the Dow Jones agreement is exclusive for our market. With Business Solutions, things are going well with the development of the technology for the Mercedes and — I’m not sure that General Motors was a new one in the fourth quarter of last year. But that will be — if I recall, the Mercedes new application tool will be rolled out in the second half of this year and everything is on track.

Kevin Gregory - ProQuest Company - CFO, Sr. V.P. Assistant Sec.

Brandon, this is Kevin with regards to GME, that will also be rolling out in the second half of this year. I believe there is about 7 thousand — 6 to 7,000 dealers associated with that. So that process will — I anticipate flow into ‘05. So second half of the year into ‘05 will be migrating those dealers over to the new product.

Brandon Dobell - Credit Suisse First Boston - Analyst

Okay. That makes sense. And then one kinda follow-up. Kind of more of an open ended question. With so much talk about the opportunity in China for U.S. corporations either from an outsourcing perspective or from a sell-in perspective, I was wondering if you could talk about what the presence is there, I guess in Asia in general but China in particular, in terms of selling content and also having some of your operations there for perhaps digitizing content. Thanks.

Alan Aldworth - ProQuest Company - Pres. CEO, Director

We have no current plans to outsource any of our production to China. In terms of the revenue, China and Asia in total are very good markets for us growing very nicely. And China grew by in excess of 40% in 2003. And Asia in total is about equal in size to Europe for us in terms of the revenue opportunity. But we will probably pass it up because it’s growing more rapidly than Europe. Most of our outsourcing is done in India and to a lesser extent the Philippines.

Brandon Dobell - Credit Suisse First Boston - Analyst

Okay. Thanks a lot guys.

Operator

Your next question is from Jim Kitzinger - Kitzinger Lautmann - Analyst of Kitzinger Lautmann Capital Management.

Jim Kitzinger - Kitzinger Lautmann - Analyst

Good afternoon.

Alan Aldworth - ProQuest Company - Pres. CEO, Director

Jim, how are you?

Jim Kitzinger - Kitzinger Lautmann - Analyst

Okay. Can we, DNA was 16.4 for the quarter. Is that going to be — is it going to continue to ramp through the entire year? Or is there any seasonality here, Kevin? I look at 65 to 70 as the number, if you are already at 16.4.

Kevin Gregory - ProQuest Company - CFO, Sr. V.P. Assistant Sec.

Yeah. I think that’s probably closer to 65 than the 70.

Jim Kitzinger - Kitzinger Lautmann - Analyst

Okay. So it’s not going to ramp much from here is what you’re saying?

Kevin Gregory - ProQuest Company - CFO, Sr. V.P. Assistant Sec.

No.

Jim Kitzinger - Kitzinger Lautmann - Analyst

And almost 21 million of Capex. My expectation was 60 to 65. Is that still —

Kevin Gregory - ProQuest Company - CFO, Sr. V.P. Assistant Sec.

That is correct. You should see our anticipation this year is that you are going to see depreciation, amortization, and capex spending becoming in line, if you will. And then going forward, cap spending should be coming down, if you will, in relation to depreciation and amortization, at least for the next couple of years.

Jim Kitzinger - Kitzinger Lautmann - Analyst

Given how much you had going in the first quarter on capex, is this going to be front end loaded? I mean are we at 20 and then three 15s, or is it 20, 20 and then 10, 10? How should I look at this on a quarterly basis?

Kevin Gregory - ProQuest Company - CFO, Sr. V.P. Assistant Sec.

I think that it’s going to be similar to what we saw last year. So high in the first quarter. Fluctuating between the second and third quarter and down in the fourth quarter.

Jim Kitzinger - Kitzinger Lautmann - Analyst

Okay. And then on the corporate expense line, 16 to 17 for the whole year maybe?

Kevin Gregory - ProQuest Company - CFO, Sr. V.P. Assistant Sec.

Correct.

Jim Kitzinger - Kitzinger Lautmann - Analyst

Okay. Can we go to — I guess I don’t understand the problems with Bigchalk or maybe they’re not problems. Why are all these revenues not appearing and where are you in that whole process of making Bigchalk profitable? Is it above or below plan? I would like a discussion on that.

Kevin Gregory - ProQuest Company - CFO, Sr. V.P. Assistant Sec.

I think the couple of key points to remember about course packs—

Jim Kitzinger - Kitzinger Lautmann - Analyst

Not course packs, Bigchalk.

Kevin Gregory - ProQuest Company - CFO, Sr. V.P. Assistant Sec.

I’m sorry, Bigchalk. As I mentioned earlier, we did — we knew when we acquired Bigchalk that there were certain classroom products as well as home products that we were not going to be continuing. They were not profitable. They didn’t appear to us that they were going to achieve profitability. And so part of the integration that we performed in ‘03 was to really terminate those products. As I mentioned, that had about a $1.5 million growover issue impact for us in the first quarter. In terms of —

Alan Aldworth - ProQuest Company - Pres. CEO, Director

That was it there were no further after the first quarter there were no further products from Bigchalk that were discontinued. That part of it is behind us.

Jim Kitzinger - Kitzinger Lautmann - Analyst

Okay. So that’s now been anniversaried, as I would look at it?

Alan Aldworth - ProQuest Company - Pres. CEO, Director

That’s right, Jim.

Jim Kitzinger - Kitzinger Lautmann - Analyst

Where are you relative to its plan of profitability or breaking even now?

Kevin Gregory - ProQuest Company - CFO, Sr. V.P. Assistant Sec.

On the Bigchalk product line, we are profitable on the Bigchalk product line. Actually, although sales are down on Bigchalk, the profitability of Bigchalk is actually up, again, because we discontinued those nonprofitable — product lines.

Alan Aldworth - ProQuest Company - Pres. CEO, Director

And the integration was very effective. So we eliminated all the redundant expenses. So from a profitability standpoint, we are there. It’s a contributor. The markets continued to be tough. So in addition to the discontinued product line, which we saw no — we saw no opportunity to make those profitable, the K-12 market, as I mentioned, continues to be soft as it is industry wide for curriculum products, as well. We’re feeling that in the library. So we believe that we are holding our own in terms of market share. But in some cases we are having to reduce prices to hold renewal. So for now the selling environment is a little more difficult than we had hoped it would be when we acquired the company.

Jim Kitzinger - Kitzinger Lautmann - Analyst

Given that, I mean, I thought revenues were light and candidly I thought earnings were a little light because revenues were $3 million light. In my view. That’s just my view. Where were you guys three months ago from an expectation standpoint relative to revenues and earnings?

Alan Aldworth - ProQuest Company - Pres. CEO, Director

On Bigchalk?

Jim Kitzinger - Kitzinger Lautmann - Analyst

No on the whole — on the entire operation? You say you are on plan for the year. Are you slightly behind what you had hoped for three months ago? Or do you not want to comment.

Kevin Gregory - ProQuest Company - CFO, Sr. V.P. Assistant Sec.

Yeah. I think that in terms of the expectations for the year you need to look at the year in totality. We typically — again, the revenue as well as the earnings and cash flow from the business are cyclical in nature. We tend to have the first quarter is usually the most difficult for us, if you will. And we tend to see the revenue growth accelerate in the second half of the year. As the new school year starts for I and L and as new customers come online for Business Solutions. Our expectation is that we will see that same trend this year. So our expectation is revenue is going to grow throughout the year. Earnings are going to grow throughout the year and cash flow will clearly be weighted toward the second half.

Alan Aldworth - ProQuest Company - Pres. CEO, Director

But as Kevin said in his comments, we are where we expected to be if that kind of answers your question shortly, Jim.

Kevin Gregory - ProQuest Company - CFO, Sr. V.P. Assistant Sec.

We did, we anticipated that there was going to be growover issue related to the discontinued products. We also anticipated that there was going to be some additional expenses in the first quarter. So I would say that we are clearly on track.

Jim Kitzinger - Kitzinger Lautmann - Analyst

Okay. One last thing and it has to do with the option program. While I greatly appreciate the clarity that you guys have brought to the forefront for shareholders, as a long-term shareholder I have to tell you that I would be much more comfortable if it was scaled back or was pushed back because I’d certainly like a good year under our belt given we have been long-term shareholders before I start awarding the kinds of options that are going to be dilutive to earnings which they are going to be, you know, just because are going to change the tax law — or how we account for them. So I have to be very candid with you and I’m going to say it up front. We are not going to vote for the package and I think you need to know that. So best of luck on having a great year. We’re long-term shareholders we ain’t moving anywhere. But we are going to vote against the option package.

Operator

Your next question is from Kevin Gruneich. Bear Stearns.

Kevin Gruneich - Bear Stearns - Analyst

Thank you. I was wondering, you mentioned a severance charge that’s in corporate expense and I was wondering if you could isolate that as to size and provide details. And then secondly, I may have missed this in your release, but could you provide a year-over-year change in annualized subscription value at the end of Q1 and then I have one follow-up.

Kevin Gregory - ProQuest Company - CFO, Sr. V.P. Assistant Sec.

In terms of the severance in corporate, the magnitude is about $400,000. This was no part of a plan, if you will. It was basically, its timing in nature, we would have incurred this cost sometime during the year. So the 400,000 or so we anticipate is timing and again we will level out throughout the year.

Alan Aldworth - ProQuest Company - Pres. CEO, Director

Minor reorganization a couple of positions were eliminated, most of it is permanent saving. Some of it will come back as part of the reorganization. Nothing major, Kevin.

Kevin Gruneich - Bear Stearns - Analyst

Got it.

Kevin Gregory - ProQuest Company - CFO, Sr. V.P. Assistant Sec.

And you had asked the annualized?

Kevin Gruneich - Bear Stearns - Analyst

Yep, year-over-year change in annualized subscription value.

Kevin Gregory - ProQuest Company - CFO, Sr. V.P. Assistant Sec.

It would be 10.4%. That includes the SIRS. If you exclude SIRS, it’s about flat with a little bit of growth there. Maybe 1% growth.

Kevin Gruneich - Bear Stearns - Analyst

Got it. And SIRS, was there any other acquisitions? I think SIRS was your only acquisition in the past 12 months? Of meaning?

Kevin Gregory - ProQuest Company - CFO, Sr. V.P. Assistant Sec.

Yes.

Kevin Gruneich - Bear Stearns - Analyst

What did that add to revenues in Q1?

Kevin Gregory - ProQuest Company - CFO, Sr. V.P. Assistant Sec.

3.4.

Kevin Gruneich - Bear Stearns - Analyst

Okay. And how accretive was that in the quarter?

Kevin Gregory - ProQuest Company - CFO, Sr. V.P. Assistant Sec.

It was slightly — we still have costs associated with SIRS. When we originally did the acquisition one of the things that we wanted to do was retain their sales force and some of their editorial staff. So we have been taking the integration a little bit slower on SIRS. Some of the SG&A costs, increase actually is primarily related to the fact that we had retained a significant portion of the SIRS sales force. So long way of saying it’s slightly accretive in the first quarter.

Kevin Gruneich - Bear Stearns - Analyst

Got it. Just one real quick follow-up on the option program, if this is approved, will you take a, just a large one time Q2 charge regarding it?

Kevin Gregory - ProQuest Company - CFO, Sr. V.P. Assistant Sec.

No.

Kevin Gruneich - Bear Stearns - Analyst

Okay.

Kevin Gregory - ProQuest Company - CFO, Sr. V.P. Assistant Sec.

There shouldn’t be an impact in 2004. Obviously in 2005 as required by the new guidance that we expense options, we will have to adjust accordingly.

Kevin Gruneich - Bear Stearns - Analyst

Understood. Thank you.

Operator

Your next question is from Andrew Sidoti of William Smith and Company.

Andrew Sidoti - William Smith & Company - Analyst

Good afternoon gentlemen. A couple questions here. One on the library budget situation and I was just wondering what you are hearing from libraries in terms of how budgets are trending and relative to your guidance are you factoring in a gradual type of improvement in the budgetary climate? Or are things going to be pretty much status quo for the rest of 2004 do you think?

Alan Aldworth - ProQuest Company - Pres. CEO, Director

It is starting to feel like there is light at the end of the tunnel. I wouldn’t say it’s a great environment and it varies from library to library. It’s tougher in the K-12 environment as I mentioned. The higher ed library is stronger. The private universities that are not state funded are generally in a better situation because their funding comes from endowments. Obviously the stock market improvements will begin to help the endowments, the contributions from the endowments. Tuitions continue to generally go up so the funding environment there is better at some of the state libraries and places like California, the state universities, they are still experiencing budget woes. So it’s a mixed bag. But in general I would say it looks slightly better this year than it did this time last year at the academic side. Internationally it’s been mentioned Asia is a strong contributor for it. International in general including Canada has been a solid contributor. Not necessarily because the economies are better there, but the markets are less developed so there is more growth in the market overall.

Kevin Gregory - ProQuest Company - CFO, Sr. V.P. Assistant Sec.

I would say that in the guidance and the way we are looking at it, we are I guess to sum it up we are expecting no worse if you will in library budgets, but nothing too much better either. So kind of a flat library market budget compared to the end of last year.

Andrew Sidoti - William Smith & Company - Analyst

Okay. And historically, just kind of curious, what has been the lag between improvements in state and local tax collections? The state and local budgets and funding for libraries, just kind of ballparkish.

Alan Aldworth - ProQuest Company - Pres. CEO, Director

This is — don’t think this as highly scientific but I would say about a year and a half to two years.

Andrew Sidoti - William Smith & Company - Analyst

Okay. And on XanEdu, are you still on target for EBITDA to break even in 2004 and EBIT to break even in 2005. Is that what you are still targeting?

Kevin Gregory - ProQuest Company - CFO, Sr. V.P. Assistant Sec.

Yes.

Andrew Sidoti - William Smith & Company - Analyst

Okay. And what was the break down between, you mentioned that electronic course packs were up 15% and just curious what the break down is between paper and electronic for you guys as far as revenue for XanEdu.

Kevin Gregory - ProQuest Company - CFO, Sr. V.P. Assistant Sec.

In the quarter — hold on for a second. Let me just — it was about 60/40. Paper being the 60.

Andrew Sidoti - William Smith & Company - Analyst

Okay. And just jumping over quickly to Business Solutions. The EBIT margin was down this quarter and was wondering what that was attributable to. Was that due to the higher depreciation you were talking about?

Kevin Gregory - ProQuest Company - CFO, Sr. V.P. Assistant Sec.

Yeah. I think that that’s exactly right. We had some, the DMS for Powersports came online and we had additional depreciation associated with that and we also had some costs associated with some of the new agreements that we talked about, the GME, the DaimlerChrysler — I’m sorry, not DaimlerChrysler, Mercedes. So some of the costs associated with them came through or are coming through with, obviously, no real revenue associated with them at this point until we get the product online.

Andrew Sidoti - William Smith & Company - Analyst

Okay. Great. And my last question will be just on and I may have missed this. Did you provide organic I & L revenue growth in the quarter? If not, what was the organic rate in I&L?

Alan Aldworth - ProQuest Company - Pres. CEO, Director

I think the best way to look at, Andrew, is organic growth was not too far off the growth that we reported because we had some contribution from SIRS but then we had the discontinued pieces from Bigchalk. So when you net all that out organic growth was a little less than the reported growth.

Andrew Sidoti - William Smith & Company - Analyst

Okay, great. Thank you very much, gentlemen.

Operator

The next question is from Kirsten Letsinger of Jefferies.

Kirsten Letsinger - Jefferies - Analyst

Hi. I was wondering if you could tell us whether the expected increase in spending at higher ed libraries from the endowment portion, if that’s something that came through contributed to revenues in the first quarter or if that’s more something you are looking into the second and third quarter for improvement.

Alan Aldworth - ProQuest Company - Pres. CEO, Director

Probably more of the second half of that, Kirsten.

Kirsten Letsinger - Jefferies - Analyst

Okay. Great. Thanks.

Operator

There are no further questions at this time. Are there any closing remarks?

Mark Trinske - ProQuest Company - Vice President, Investor Relations

This is Mark Trinske again. Thank you everybody for your participation. And I’m sorry, thank you for your participation once again. If anyone has any questions on either the upcoming investor day or anything to do with the news release we’ve had today including the long-term incentive program, please feel free to give us a call and we will be glad to help you as best we can. Thanks very much.

Operator

This concludes today’s conference call. You may now disconnect.